Exhibit 5.1

One Arts Plaza, 1722 Routh Street, Suite 1500 | Dallas, TX 75201 | T 214.964.9500 | F 214.964.9501
Holland & Knight LLP | www.hklaw.com

April 8, 2024

Riley Exploration Permian, Inc.

29 E. Reno Avenue, Suite 500

Oklahoma City, Oklahoma 73104

Re:	Registration Statement on Form S-3 (File No. 333-255104)

Ladies and Gentlemen:

We have acted as special counsel to Riley Exploration Permian, Inc., a Delaware corporation (the “Company”), in connection with the public offering and sale of up to 2,100,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which includes 700,000 Firm Shares offered and sold by the Company and 1,400,000 Firm Shares offered and sold by certain stockholders of the Company (the “Selling Stockholders”), and up to an additional 315,000 shares of Common Stock offered and sold by the Company (the “Option Shares” and, together with the Firm Shares, the “Shares”) in connection with exercise by the Underwriters (as defined below) of their overallotment option in full, pursuant to:

(i)          the Underwriting Agreement dated April 3, 2024 (the “Underwriting Agreement”) among the Company, Truist Securities, Inc. and Roth Capital Partners, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), and the Selling Stockholders, and

(ii)        the Company’s Registration Statement on Form S-3 (File No. 333-255104) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 7, 2021, including the form of prospectus therein (including the documents incorporated by reference therein, the “Base Prospectus”), as amended on May 6, 2021 (the “Registration Statement”), a preliminary prospectus supplement dated April 3, 2024 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement, dated April 3, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”),

relating to the underwritten public offering of the Shares contemplated by the Underwriting Agreement. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of:

(i)	the Registration Statement,

(ii)	the Prospectus, and

(iii)	the Underwriting Agreement.

We have also examined originals or copies of the organizational documents and such other records of the Company, certificates and web sites of public officials and of officers or other representatives of the Company and agreements and other documents, and made such other investigations, as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

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Riley Exploration Permian, Inc.
April 8, 2024

In rendering the opinions expressed below, we have assumed:

(i)          The genuineness of all signatures (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document.

(ii)          The authenticity of the originals of the documents submitted to us.

(iii)         The conformity to authentic originals of any documents submitted to us as copies.

(iv)         As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Underwriting Agreement and representations and statements made in certificates or web sites of public officials and officers or other representatives of the Company.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that the Shares are duly authorized and, when issued and delivered against payment of the consideration therefor in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion herein is limited to the corporate laws of the State of Delaware, and we do not express any opinion herein concerning any other laws. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware. To the extent that any matter as to which our opinion expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the reference to this firm in the Prospectus under the caption “Legal Matters” as the attorneys who will pass upon the legal validity of the Shares and to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Respectfully submitted,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP